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EXHIBIT 4.


          AMENDMENT NO. 2 TO RIGHTS AGREEMENT BETWEEN ASTORIA FINANCIAL CORPORATION AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS
                                  RIGHTS AGENT


     This Amendment No. 2 to Rights Agreement, dated as of September 15, 1999 (the "Amendment"), is entered into by and between Astoria Financial Corporation, a Delaware corporation, having an office at One Astoria Federal Plaza, Lake Success, New York 11042-1085 (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, with an office at 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 (the "Rights Agent").

                                   WITNESSETH:

         WHEREAS, the Corporation and the Rights Agent desire to amend certain sections of the Rights Agreement, as and to the extent set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

         Section 1. Definitions. Except to the extent otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Rights Agreement.

         Section 2. Amendments.

              (a) Section 1(h) of the Rights Agreement is hereby amended by deleting the section in its entirety and renumbering Sections 1(i) through (bb) to be Sections 1(h) through (aa),respectively.

              (b) Section 3(b) of the Rights Agreement is hereby amended by deleting the words "by at least a majority of the Continuing Directors,".

              (c) Section 11(b) of the Rights Agreement is hereby amended by deleting the words "by at least a majority of the Continuing Directors".

              (d) Section 11(c) of the Rights Agreement is hereby amended by deleting the words "by at least a majority of the Continuing Directors".

              (e) Section 27 of the Rights Agreement is hereby amended and restated in its entirety as follows:


         Section 27. Supplements and Amendments.

     The Corporation may, at any time prior to the time a Person becomes an Acquiring Person, by resolution of its Board of Directors, from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in any respect, any such supplement or amendment to be evidenced by a writing signed by the Corporation and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement may be amended by the Board of Directors of the Corporation in any manner which would not adversely affect the interests of any holders of Right Certificates (other than an Acquiring Person or an Affiliate of Associate thereof.). Upon the delivery of a certificate from an executive officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that the Rights Agent shall not be required to consent to any amendment or supplement that is adverse to its interests. Without limiting the foregoing, the Corporation may, at any time prior to such time as any Person becomes an Acquiring Person, amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(b) hereof to not less than the largest percentage of the outstanding Common Shares then known by the Corporation to be beneficially owned by any Person."

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         (f) Section 29(a) of the Rights Agreement is hereby amended by deleting the parenthetical "(including, where specifically provided for herein, the Continuing Directors)" in both places in the first sentence of subsection (a).

         (g) Section 29(a)(ii) of the Rights Agreement is hereby amended by deleting the words "or the Continuing Director".

         (h) Section 29(a)(ii)(y) of the Rights Agreement is hereby amended by deleting the parenthetical "(or the Continuing Directors)".

         (i) Section 29(b) of the Rights Agreement is hereby amended by deleting the words "and the Continuing Directors".

     Section 3. Condition Precedent to Amendment. The amendment contemplated by
Section 2 hereof is subject to the satisfaction of the following condition precedent:

         (a) Amendment. This Amendment shall have been duly executed and delivered by each of the parties hereto.

     Section 4. Reference to and Effect Upon the Rights Agreement.

         (a) Except as specifically amended in Section 2 above, the Rights Agreement and each exhibit thereto shall remain in full force and effect and each is hereby ratified and confirmed.

         (b) The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver of any term or condition, or to any amendment or modification of any term or condition (except as specifically amended in Section 2 above) of the Rights Agreement or (ii) prejudice any right, power or remedy which the Rights Agent now has or may have in the future under or in connection with the Rights Agreement. Each reference in the Rights Agreement to "this Agreement", "hereunder", "hereof', "herein" or any other word or words of similar import shall mean and be a reference to the Rights Agreement as amended hereby.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                            [Signature Pages Follow]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                        ASTORIA FINANCIAL CORPORATION


                                        By:  /s/ George L. Engelke, Jr.
                                             ---------------------------------
                                             Name:    George L. Engelke, Jr.
                                             Title:   Chairman, President and
                                                      Chief Executive Officer

Attest:



By:      /s/ William K. Sheerin
         ----------------------------
         Name:    William K. Sheerin
         Title:   Executive Vice President and Secretary


                                        CHASEMELLON SHAREHOLDER
                                        SERVICES, L.L.C., as Rights Agent


                                        By: /s/  Robert Kavanagh
                                            -------------------------
                                                 Name:    Robert Kavanagh
                                                 Title:   Vice President


Attest:



By:      /s/ Jared Fassler
         ---------------------------------
         Name:    Jared Fassler
         Title:   Assistant Vice President

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